                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             HECLA MINING COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             HECLA MINING COMPANY
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                                  March 28, 1994

Dear Shareholder:


                 You are cordially invited to attend the Annual Meeting of Shareholders of Hecla Mining Company, which will be held at the corporate offices, located at 6500 Mineral Drive in Coeur d'Alene, Idaho, on Friday, May 6, 1994, at 10:00 a.m., Pacific Daylight Time.

                 The annual meeting will involve the election of three directors and approval of the selection of auditors for 1994. In addition, reports of the Corporation's operations and other matters of interest will be made at the meeting. For information with respect to these matters, please refer to the Notice of Meeting and Proxy Statement which are enclosed.

                 Your Board of Directors respectfully recommends that you vote to elect the directors nominated and vote to approve the auditors.

                 It is important that your shares be represented at the meeting whether or not you are personally able to attend. You are therefore urged to complete, date and sign the accompanying proxy and mail it in the enclosed postage-paid envelope as promptly as possible.

                 Thank you for your cooperation.

                                                         Sincerely,


                                                         /s/ Arthur Brown

                                                         Arthur Brown
                                                         Chairman, President and
                                                         Chief Executive Officer

                              HECLA MINING COMPANY
                               6500 Mineral Drive
                        Coeur d'Alene, Idaho 83814-8788

                               -----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 to be held on
                                  May 6, 1994

To the Shareholders of
HECLA MINING COMPANY:

                 NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hecla Mining Company (the "Corporation") will be held at the corporate offices located at 6500 Mineral Drive in the City of Coeur d'Alene, State of Idaho, on Friday, May 6, 1994, at the hour of 10:00 a.m., Pacific Daylight Time, for the following purposes:

                        (1) To elect three members of the Board of Directors of the Corporation to serve for three-year terms or until their respective successors are elected and have qualified;

                        (2) To approve the selection of Coopers & Lybrand as independent auditors of the Corporation for the fiscal year ending December 31, 1994; and

                        (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

                 The close of business on March 14, 1994, has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or adjournments thereof. The stock transfer books of the Corporation will not be closed.

                                              By Order of the Board of Directors
                                              MICHAEL B. WHITE
                                              Secretary

March 28, 1994
- -------------------------------------------------------------------------------
                 Whether or not you plan to attend the Annual Meeting, please complete, sign and date the accompanying proxy and mail it at once in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will be revocable, either in writing or by voting in person at the Annual Meeting, at any time prior to its exercise.
- -------------------------------------------------------------------------------

                              HECLA MINING COMPANY
                               6500 Mineral Drive
                        Coeur d'Alene, Idaho 83814-8788
                                (208) 769-4100

                              ------------------

                         P R O X Y   S T A T E M E N T
                                  Relating to
                         ANNUAL MEETING OF SHAREHOLDERS
                           to be held on May 6, 1994

                              ------------------

                                 INTRODUCTION

                 This Proxy Statement is being furnished by the Board of Directors of Hecla Mining Company, a Delaware corporation (the "Corporation"), to holders of shares of the Corporation's Common Stock, par value $0.25 per share (the "Common Stock") in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Friday, May 6, 1994, and any adjournment or adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement is first being mailed to shareholders on or about March 28, 1994.

                           PURPOSES OF ANNUAL MEETING
Election of Directors
                 At the Annual Meeting, shareholders entitled to vote (see "Voting at Annual Meeting") will be asked to consider and take action on the election of three directors to the Corporation's Board of Directors, each to serve for a three-year term. See "Election of Directors."

Selection of Independent Auditors
                 At the Annual Meeting, shareholders also will be asked to approve the selection of Coopers & Lybrand as independent auditors of the Corporation for the fiscal year ending December 31, 1994. See "Approval of Auditors."

                            VOTING AT ANNUAL MEETING
General
                 The Board of Directors of the Corporation has fixed the close of business on March 14, 1994, as the record date (the "Record Date") for determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were issued and outstanding 34,644,734 shares of Common Stock entitled to vote. A majority of such shares will constitute a quorum for the transaction of business at the Annual Meeting. The holders of record on the Record Date of the shares entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. Directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-votes or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. The approval of the independent auditor requires the favorable vote of the holders of a majority of the shares present at the meeting, provided a quorum is present. Any shares which are not voted (whether by abstentions, broker non-votes or otherwise) will not count toward the required total and will have the same effect as shares voted against such approval.

Proxies
                 Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted: (a) FOR the election of each of the three nominees for election as directors; (b) FOR the approval of the selection of independent auditors; and (c) in the discretion of the proxy holder as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the Annual Meeting by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Corporation or by attending the Annual Meeting and voting in person.

                 The Corporation will bear all the costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing this Proxy Statement and accompanying material to shareholders. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Corporation, without additional compensation, may solicit proxies personally or by telephone or otherwise. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Corporation will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such activities.

                                ELECTION OF DIRECTORS
                 In accordance with the Corporation's Certificate of Incorporation, its Board of Directors is divided into three classes. The terms of office of the directors in each of such classes expire at different times. The terms of Messrs. Brown,

Clute and Coors will expire at the Annual Meeting of Shareholders in 1994. Messrs. Brown, Clute and Coors have been designated by the Board of Directors of the Corporation as nominees for election as directors of the Corporation for a three-year term expiring in 1997. The terms of Messrs. Charles L. McAlpine and Richard J. Stoehr will expire in 1995, and the terms of Messrs. Erdahl, Griffith and Redmond will expire in 1996.

                 It is intended that the proxies solicited hereby will be voted FOR election of the nominees for director listed below, unless authority to do so has been withheld. The Board of Directors knows of no reason why any of its nominees will be unable or unwilling to accept election. However, if any nominee becomes unable to accept election, the Board will either reduce the number of directors to be elected or select substitute nominees nominated by the Directors Nominating Committee. If substitute nominees are selected, proxies will be voted in favor of such nominees.

Nominees
                 The nominees for director for terms which will expire in 1997 are as follows:

                                                                         Year First
                                                              Age at       Became
Principal Occupation and Other Directorships                May 6, 1994   Director
- --------------------------------------------                -----------  ----------
ARTHUR BROWN.  Chairman of the Board of Directors
of the Corporation since June 1987; also, Chief
Executive Officer of the Corporation since May 1987;
President of the Corporation since May 1986; Chief
Operating Officer of the Corporation from May 1986
to May 1987; Executive Vice President of the
Corporation from May 1985 to May 1986; held various

positions as an officer of the Corporation since 1980;
employed by the Corporation since 1967; Director, Great
Lakes Minerals Inc. (a Canadian mining company),
Kingswood Resources Inc. (a Canadian exploration company),
Idaho Independent Bank, and American Colloid Company (an
American industrial minerals company) . . . . . . . . . .    53            1983

JOHN E. CLUTE.  Dean, Gonzaga University School of
Law since August 1991; Senior Vice President, Human
Resources and General Counsel of Boise Cascade
Corporation (manufacturer of paper and forest products)
1982-1991; employed by Boise Cascade Corporation in
various other capacities commencing March 1965;
Director, Jundt Growth Fund, Inc. . . . . . . . . . . . .    59            1981

JOE COORS, JR.  Chairman of the Board, Coors Ceramics
Company since 1985; Chairman, Air Force Memorial
Foundation; President and Director, ACX Technologies,
Inc.; Director, Provenant Health Care Systems; Trustee,
Colorado School of Mines. . . . . . . . . . . . . . . . .    52            1990

Remaining Directors
                 The remaining directors whose present terms of office will continue after the meeting and will expire in 1995 are as follows:


                                                                      Year First
                                                            Age at      Became
Principal Occupation and Other Directorships             May 6, 1994   Director
- --------------------------------------------             -----------  ----------


CHARLES L. McALPINE.  President of Arimathaea
Resources Inc. (Canadian gold exploration company)
from December 1982 to present; former President
of Jerome Gold Mines Corporation (Canadian gold
exploration company); Director, First Tiffany
Resources Corporation and Holmer Gold Mines Ltd. . . . . .   60            1989

RICHARD J. STOEHR.  Mining industry consultant.
Retired in 1984 as Senior Vice President of Homestake
Mining Company; Director, Christensen Boyles Corporation;
Advisor, S. G. Warburg Group . . . . . . . . . . . . . . .   67            1984

                 The remaining directors whose present terms of office will continue after the meeting and will expire in 1996 are as follows:

                                                                     Year First
                                                           Age at      Became
Principal Occupation and Other Directorships            May 6, 1994   Director
- --------------------------------------------            -----------  -----------
LELAND O. ERDAHL.  Consultant to Stolar, Inc.,
from November 1984 to July 1987 and from January
1992 to present; President of Stolar, Inc.
(geologic imaging and radio communications) from
July 1987 to January 1992; President of Albuquerque
Uranium Corporation from November 1987 to present;
President and Chief Executive Officer of Ranchers
Exploration and Development Corporation ("Ranchers")
from July 1983 to July 1984; held various positions
as an officer of Ranchers since 1970; Trustee,
Freedom Investment Trusts I, II & III; Director,
Canyon Resources Corporation and Freeport McMoRan
Copper & Gold, Inc. . . . . . . . . . . . . . . . . . . .    65       1984

W. A. GRIFFITH.  Retired.  Chairman of the Corporation
from May 1985 to June 1987; Chief Executive Officer
of the Corporation from May 1979 to May 1987; President
of the Corporation from May 1979 to May 1986; held
various positions as an officer of the Corporation
since 1973; initially employed by the Corporation
in 1968; Chairman, Inland Northwest Bank; Director,
Consolidated Silver Corporation (owner of silver mining
property), Silver Mountain Lead Mines, Inc., and The Coeur
d'Alenes Company. . . . . . . . . . . . . . . . . . . . .    72       1979

PAUL A. REDMOND.  Chairman of the Board, President and
Chief Executive Officer of The Washington Water Power
Company ("Water Power") (electric and natural gas
utility) since May 1985; held various positions as an
officer of Water Power since 1978; Chairman of the
Board of ITRON, Inc.; Chairman of the Board of Pentzer
Corporation. . . . . . . . . . . . . . . . . . . . . . . .   57       1988

                 CERTAIN INFORMATION ABOUT THE FUNCTIONS OF THE
                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

                 The Board of Directors met six times during 1993 and each director attended all of such meetings, with the exception of one director who did not attend two meetings. The standing committees of the Board of Directors are the Executive, Audit, Compensation, Directors Nominating and Finance Committees. All such Committees except the Directors Nominating Committee met during 1993; each director attended 100% of such meetings of the committees on which he served.

                 The Executive Committee, the members of which are Messrs. Brown (Chairman), Clute, Griffith and Redmond, met three times in 1993.

                 The Audit Committee, the members of which are Messrs. Erdahl (Chairman), Coors and McAlpine met twice in 1993. The Audit Committee's principal functions are to meet with the Corporation's independent auditors to review the financial statements contained in the Annual Report, to review the Corporation's system of internal accounting controls, and to report to the Board of Directors thereon.

                 The Compensation Committee, the members of which are Messrs. Clute (Chairman), Erdahl, Griffith and Redmond, met three times in 1993. The Compensation Committee's principal functions are to make recommendations to the Board of Directors concerning the salaries of senior officers of the Corporation and to administer the Corporation's stock option plans.

                 The Directors Nominating Committee, the members of which are Messrs. Griffith (Chairman), Brown, Redmond and Stoehr, did not meet in 1993. The

Directors Nominating Committee reviews and recommends to the Board of Directors nominees for election as directors at the Annual Meeting of Shareholders and nominees to fill vacancies on the Board of Directors. The Directors Nominating Committee will consider persons recommended by shareholders as nominees for election as directors, which recommendations are submitted in writing to the Secretary of the Corporation and include a statement as to the qualifications and willingness of such persons to serve on the Corporation's Board of Directors.

                 The Finance Committee, the members of which are Messrs. Stoehr (Chairman), Coors and Redmond, met twice in 1993. The principal functions of the Finance Committee are to develop and set the Corporation's long-term investment policies and to review the performance of the investment manager of the Corporation's Pension Trusts.

                           COMPENSATION OF DIRECTORS

                 The Corporation compensates directors who are not employees of the Corporation for their services in the amount of $1,000 for each directors' meeting attended, a retainer fee of $2,000 per calendar quarter and $800 for attending any meeting of any Committee of the Board.

                 In 1981, the Corporation adopted a Deferred Compensation Plan for Directors which allows the directors to defer the receipt of all or a portion of each year's fees and to receive such deferred amounts, together with interest at the annual average prime interest rate of The Chase Manhattan Bank (N.A.), in one or more cash payments starting in the year following the year in which the director ceases to be a director of the Corporation. Such interest is accrued in each fiscal year on the total amount deferred in the previous years. In November 1985, the Corporation adopted a revised form of Deferred Compensation Plan for Directors, which commenced in 1986, which varies from the previous Plan in material respects as follows: retainer fees only may be deferred; interest is to be credited monthly at the Moody's long-term bond rate (at 1.23 times the Moody's long-term bond rate for deferrals made commencing in 1990); hardship distributions are permitted after retirement from the Board; and benefit payment periods may be varied with approval. Interest accrued in 1993 for the accounts of directors, by reason of deferrals prior to 1993, amounted to an aggregate of $4,520.34.

                       COMPENSATION OF EXECUTIVE OFFICERS

Report of the Compensation Committee on Executive Compensation

Overall Policy

                 Compensation of the Corporation's executive officers rests in the discretion of the Board of Directors, and the Compensation Committee of the Board of Directors is charged with considering specific information and making recommendations to the full Board. The Compensation Committee is comprised of four non-employee directors appointed annually by the Corporation's Board of Directors. The Compensation Committee's consideration of and recommendations regarding executive compensation are guided by a number of factors including overall corporate performance and returns to shareholders. The overall objectives of the Corporation's executive compensation package are to attract and to retain the best possible executive talent, to motivate the Corporation's executives to achieve goals consistent with the Corporation's business strategy, to provide an identity between executive and shareholder interests through stock option plans, and finally to provide a compensation package that recognizes an executive's individual contributions in addition to the Corporation's overall business results.

                 The Compensation Committee periodically reviews the Corporation's executive compensation program. The Compensation Committee meets at least once each year to consider various components of the executive compensation program. In making recommendations concerning executive compensation, the Committee reviews reports published by independent compensation consultants assessing compensation programs and reviews the Corporation's executive compensation, corporate performance, stock price appreciation and total return to shareholders against a peer group of public corporations made up of the Corporation's most direct competitors for executive talent. The Corporation's peer group used for compensation analysis includes the selected peer group identified in the Performance Graph shown on page 11. The Compensation Committee believes the Corporation's most direct competitors for executive talent are not necessarily those companies included in the peer group established for comparing shareholder returns. The Compensation Committee's periodic review permits an ongoing evaluation of the link between the Corporation's performance and its executive compensation in the context of the compensation programs of other companies.

                 The Compensation Committee recommends to the Board of Directors compensation levels and programs for the Chief Executive Officer and all Vice Presidents, including the individuals whose compensation is detailed in this proxy statement. In reviewing individual performance of executives whose compensation is detailed in this proxy statement, the Compensation Committee takes into account the views of Mr. Brown, the Corporation's Chief Executive Officer.

                 The key elements of the Corporation's executive compensation consist of base salary, cash bonus, and grant of stock options. The Company does not have any long term incentive plan. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Brown, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Corporation to the individual, including deferred compensation, pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits, as well as the programs described below. While the Committee takes into consideration all of the performance and other factors set forth below in setting base salaries and bonuses, the Committee's deliberations are essentially subjective, and no set quantitative formula determines the compensation level of any of the named executives.

                 The Committee has analyzed the potential impact on the Company's executive compensation program of new Section 162(m) of the Internal Revenue Code, which generally disallows deductions for compensation in excess of $1 million per year to the five most highly compensated executives of a public company and the proposed regulations thereunder. Based upon its analysis, the Committee expects that none of the compensation payable pursuant to the program as now in effect will be non-deductible as a result of Section 162(m).

Base Salaries
                 Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies both in the peer group and more broadly.

                 Annual salary adjustments which are made in May of each year for a 12-month period from June 1 to May 31 are determined by evaluating the performance of the Corporation and of each executive officer, and also take into account new responsibilities for any particular officer. In the case of executive officers with responsibility for a particular business unit, such unit's financial, operating, cost containment and productivity results are also considered by the Committee. The Compensation Committee, where appropriate, also considers other corporate performance measures, including changes in market share, productivity, cost control, safety, environmental awareness and improvements in relations with customers, suppliers and employees. The Compensation Committee places a premium on efficiency, since certain sectors of the Corporation's businesses do not control the prices at which their products are sold. Salaries for all executive officers were increased commencing August 1, 1993, based upon the considerations described above.

                 With respect to the base salary granted to Mr. Brown in 1993, the Compensation Committee took into account a comparison of base salaries of chief executive officers of peer companies, the Corporation's success in meeting its return on equity goals in 1992, the performance of the Corporation's common stock and the assessment by the Compensation Committee of Mr. Brown's individual performance. The Compensation Committee also took into account the longevity of Mr. Brown's service to the Corporation and its belief that Mr. Brown is an excellent representative of the Corporation to the public by virtue of his stature in the community and the industry. In August 1993, the Board of Directors increased Mr. Brown's base salary by $50,000 per year commencing August 1, 1993, based upon the considerations described above.

Annual Bonus
                 The Corporation also has a management incentive program pursuant to which executive officers are eligible for annual cash bonuses. The performance measure for bonus payments is based largely on the judgment of the Compensation Committee in assessing the executive's individual performance and the Compensation Committee's review of the executive's contribution towards the achievement of departmental and corporate performance objectives. However, the Committee believes that an executive's contribution towards the meeting of overall corporate financial objectives is of limited utility because the achievement of these objectives is determined to a large extent by the prices for the sale of various products produced by the Corporation, a factor over which corporate executives have no control. As is the case with base salary, the Compensation Committee considers individual non-financial performance measures, especially operating efficiency and, where appropriate, unit performance measures, in determining any bonus. Bonuses were awarded in 1993 in the amounts set forth in the Summary Compensation Table under Annual Compensation - Bonus, and were generally awarded to executives. Mr. Brown received a cash bonus of $40,000.

Stock Options
                 Under the Corporation's 1987 Non-Statutory Stock Option Plan, which was approved by shareholders, stock options may be granted to the Corporation's executive officers and key employees, including the individuals whose compensation is detailed in this proxy statement. The Compensation Committee sets the size of stock option grants based on factors, including competitive compensation data, similar to those used to determine base salaries and annual bonuses. The Compensation Committee can elect not to award options.

                 Stock options are intended to align the interests of executives with those of the shareholders. All stock options granted under the plan have been granted with an exercise price equal to the market price of the Common Stock on the date of grant and are exercisable during a ten-year period. This approach is designed to provide executive incentive for creation of shareholder value over the long term since the benefit of the compensation package cannot be realized unless stock price appreciation occurs. No stock options were granted in 1993.

                 Mr. Brown was not granted any options in 1993. Mr. Brown owns 15,962 shares of the Corporation's common stock and holds options to purchase an additional 82,000 shares. The Compensation Committee believes that significant equity interests in the Corporation held by the Corporation's management align the interests of shareholders and management.

Conclusion
                 The Corporation's executive compensation is linked to individual and corporate performance and stock price appreciation. In 1993, as in previous years, a significant portion of the Corporation's executive compensation consisted of these performance-based variable elements, although no quantitative formulas are used to determine any individual executive's compensation. The Compensation Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that the ups and downs of the business cycle, particularly in the long-depressed price periods for a large portion of the Corporation's products, from time to time may result in an imbalance for a particular period. The Compensation Committee adjusts for factors such as these, which are beyond an executive's control, by exercising its qualitative judgment rather than employing strict quantitative formulas.

February 10, 1994
                                                         John E. Clute, Chairman
                                                                Leland O. Erdahl
                                                             William A. Griffith
                                                                 Paul A. Redmond

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)
HECLA MINING COMPANY, S&P 500,
S&P GOLD MINING, AND PEER GROUP

                         1988        1989        1990        1991        1992        1993
S & P 500 Index           100      132.16      127.49      166.17      178.81      196.75
S & P Gold Index          100      145.20      128.20      104.13       97.21      178.02
Peer Group(2)             100      131.59       90.65       79.30       57.70      120.34
Hecla Mining Company      100      111.29       67.96       87.95       61.97       92.95

(1)  Total return assumes reinvestment of dividends on a quarterly basis.

(2) Peer Group: Atlas Corporation, Battle Mountain Gold Company, Coeur d'Alene Mines Corporation, Echo Bay Mines Ltd., Homestake Mining Company, Pegasus Gold Inc., Sunshine Mining Company.

Compensation for 1993

       The following table sets forth information regarding the aggregate compensation for the fiscal years ended December 31, 1991, 1992, and 1993 paid or accrued for (i) the Chief Executive Officer of the Corporation and (ii) the four most highly paid executive officers of the Corporation.

                          SUMMARY COMPENSATION TABLE(3)

                                                                                                  Long Term
                                                                                                   Compen-
                                                               Annual                               sation
                                                            Compensation(1)       Other Annual      Awards
                                                        --------------------         Compen-      ---------
        Name and Principal Position          Year       Salary         Bonus        sation(2)      Options
        ---------------------------          ----       ------         -----      ------------     -------
   Arthur Brown: Chairman, President &       1993        $320,833     $40,000       $ 93,908         -0-
          Chief Executive Officer            1992        $300,000       -0-         $ 30,333        46,000
                                             1991        $289,583       -0-         $ 33,183         -0-

            Roger A. Kauffman:(4)            1993        $163,334     $20,000       $ 43,765         -0-
             Vice President -                1992        $155,000       -0-         $  9,817        10,000
            Industrial Minerals              1991        $146,667     $10,000       $  8,411         -0-

              Ralph R. Noyes:                1993        $163,334     $20,000       $ 26,062         -0-
       Vice President - Metal Mining         1992        $155,000       -0-         $  3,376        10,000
                                             1991        $146,667     $10,000       $  2,994         -0-

             Michael B. White:               1993        $124,167     $10,000       $ 12,744         -0-
     Vice President - General Counsel &      1992        $110,860       -0-         $  2,692         -0-
                 Secretary                   1991        $ 94,676       -0-         $  6,652         -0-

   Joseph T. Heatherly:  Vice President      1993        $111,666      $5,000       $ 23,030         -0-
               - Controller                  1992        $107,500       -0-         $  6,888         -0-
                                             1991        $104,375       -0-         $  5,794         -0-

        (1) The annual compensation set forth in the table is based upon salaries of the chief executive officer and other named executives established in May of each year for 12-month periods from June 1 to May 31. This table reflects compensation paid to or earned by the executive officers during the fiscal year ending December 31, 1993.

        (2) "Other Annual Compensation" for the last fiscal year includes the following for Messrs. Brown, Kauffman, Noyes, White, and Heatherly, (i) tax offset bonuses paid upon the exercise of the stock options of $56,237, $28,869, $21,520, $6,769, and $13,260, for each named executive, respectively; (ii) matching contributions under the Corporation's Deferred Compensation Plan of $3,073, $3,459, $842, $1,820, and $2,087, for each named executive, respectively, (iii) the above market portion of interest accrued under the Corporation's Deferred Compensation Plan of $29,892, $8,067, $1,060, $216, and $3,789, on behalf of each named executive, respectively; (iv) matching contributions under the Corporation's Capital Accumulation Plan of $2,248, $1,937, $2,198, $1,494, and $1,245, for each named executive, respectively; (v) the dollar value benefit of premium payments for term life insurance coverage of $942, $389, $0.00, $150, and $1,689, for each named executive, respectively; (vi) the dollar value of use of automobiles owned by the Corporation of $416, $494, $442, $1,445, and $960, for each named executive, respectively; and (vii) personal tax service provided by consultants at the expense of the Corporation for Mr. Brown, $1,100, Mr. Kauffman, $550, and
            Mr. White, $850.

        (3) Information for deleted columns is not required, since no such compensation is paid by the Corporation for any such deleted column.

        (4) Mr. Kauffman resigned from the Corporation effective January 31,
            1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES(1)

        The following table shows information concerning the exercise of stock options during fiscal year 1993 by each of the named executive officers and the fiscal year-end value of unexercised options.



                                                                            Number of
                                                                            Unexercised        Value of Unexercised
                                 Shares Acquired     Value                  Options at         In-the-Money Options
  Name                           on Exercise (#)     Realized ($)           FY-End (#)         at FY-End
  ----                           ---------------     ------------           -----------        ---------------------
  Arthur Brown                         18,000            $ 128,250                 82,000               $ 74,250

  Roger A. Kauffman                    9,500             $  65,313                 28,500               $ 22,500

  Ralph R. Noyes                       9,500             $  48,687                 28,500               $ 22,500

  Michael B. White                     2,500             $  15,312                  8,500               $  4,375

  Joseph T. Heatherly                  5,000             $  30,000                  8,500               $  4,375

  (1) The Corporation's 1987 Nonstatutory Stock Option Plan (the "1987 Plan"), adopted by the Board of Directors on February 13, 1987, and approved by the shareholders of the Corporation at the 1987 Annual Meeting of Shareholders, provides for the grant, from time to time, to officers and key employees of the Corporation or its subsidiaries, of nonstatutory stock options to purchase up to an aggregate of 500,000 shares of Common Stock. The 1987 Plan also provides that the Board may grant tandem stock appreciation rights and/or tax offset bonuses with any such nonstatutory stock option. All nonstatutory stock options granted under the 1987 Plan to date have been granted with tax offset bonuses. Pursuant to the terms of the 1987 Plan, the exercise price per share of all nonstatutory stock options shall not be less than fifty percent (50%) of the fair market value of the Common Stock on the date of grant of such options. All options granted under the 1987 Plan have been granted at the fair market value of the Common Stock on the date of grant. All options are vested and immediately exercisable. No options were granted in 1993.

Retirement Plan

        The officers of the Corporation participate in the Hecla Mining Company qualified Retirement Plan (the "Retirement Plan"), which covers substantially all employees of the Corporation, as defined, except for certain hourly employees who are covered by separate plans. Contributions to the Retirement Plan, and the related expense or income, are based on general actuarial calculations and, accordingly, no portion of the Corporation's contributions, and related expenses or income, is specifically attributable to the Corporation's officers. The Corporation was not required to make a contribution for 1993. The Corporation also has an unfunded Supplemental Retirement Benefit Plan adopted in November 1985 (the "Supplemental Plan") under which the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement

Income Security Act, as amended, (the "Acts") and the loss, if any, due to a deferral of salary made under the Corporation's Deferred Compensation Plan for Officers and/or the Capital Accumulation Plan will be paid out of the general funds of the Corporation to any employee who may be adversely affected. Under the Acts, the current maximum annual pension benefit payable by the Plan to any employee is $118,800 subject to specified adjustments. Upon reaching the normal retirement age of 65, each participant is eligible to receive annual retirement benefits in monthly installments for life equal to, for each year of credited service, 1% of final average annual earnings (defined as the highest average earnings of such employee for any 36 consecutive calendar months during the final 120 calendar months of service) up to the applicable covered compensation level (which level is based on the Social Security maximum taxable wage base) and 1 1/2% of the difference, if any, between final average annual earnings and the applicable covered compensation level. The Retirement Plan and Supplemental Plan define earnings for purposes of the Plans to be "a wage or salary for services of employees inclusive of any bonus or special pay including gainsharing programs, contract miner's bonus pay, and the equivalent."

        The following table shows estimated aggregate annual benefits under the Retirement Plan and the Supplemental Plan payable upon retirement to a participant who retires in 1994 at age 65 having the years of service and final average annual earnings as specified. The table assumes Social Security covered compensation levels as in effect on January 1, 1994:

  Final Average                                           Years of Credited Service
  Annual Earnings                    5            10            15            20             25           30
- ---------------------------------------------------------------------------------------------------------------
         100,000                   6,892        13,184        19,777        26,369        32,961        39,553
         125,000                   8,767        17,534        26,312        35,069        43,836        52,603
         150,000                  10,642        21,284        31,927        42,569        53,211        63,853
         175,000                  12,517        25,034        37,552        50,069        62,586        75,103
         200,000                  14,392        28,784        43,177        57,689        71,961        86,353
         225,000                  16,267        32,534        48,802        65,069        81,336        97,603
         250,000                  18,142        36,284        54,427        72,569        90,711       108,853
         275,000                  20,017        40,034        60,052        80,069       100,086       120,103
         300,000                  21,892        43,784        65,677        87,569       109,461       131,353
         325,000                  23,767        47,534        71,302        95,069       118,836       142,603

       Benefits listed in the pension table are not subject to any deduction for Social Security or other offset amounts. As of December 31, 1993, the following executive officers have completed the indicated number of full years of credited service: A. Brown, 26 years; J. T. Heatherly, 10 years; R. A. Kauffman, 9 years; R. R. Noyes, 17 years; and M. B. White, 13 years.

Employment Agreements
       The Corporation has entered into employment agreements (collectively, the "Agreements") with Messrs. Brown, Kauffman, Noyes, Heatherly, White, and with Mr. John P. Stilwell, the Corporation's Treasurer (collectively, the "Executives" and individually, an "Executive"). The Agreements were recommended to the Board of Directors by the Compensation Committee and were approved by the Board of Directors on the basis of such recommendation. The Agreements, which are substantially identical except for compensation provisions, provide that each of the Executives shall serve in such executive position as the Board of Directors may direct. The Agreements become effective only upon a "Change of Control" of the Corporation (the "Effective Date"). The term of employment under the Agreements is two years from the Effective Date. The Agreements are automatically renewed for an additional year in November of each year unless the

Corporation gives notice of nonrenewal 60 days prior to the renewal date.
Under the Agreements, a Change of Control of the Corporation is deemed to occur if a person (including a "group" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of 20% or more of the voting power of the Corporation or if, as the result of a tender offer, merger, proxy fight or similar transaction, the persons who were previously directors of the Corporation cease to constitute a majority of the Board. The Agreements are intended to ensure that, in the event of a Change of Control, each Executive will continue to receive payments and other benefits equivalent to those he was receiving at the time of a Change of Control for the duration of the term of the Agreement. The Agreements also provide, among other things, that should an Executive's employment be terminated by the Corporation or by the Executive for good reason (other than death, incapacity or misconduct) after the Effective Date of the Agreement, he would receive from the Corporation for the remaining term of his employment, payable in a lump sum, a defined amount generally equivalent to his then annual base salary rate. The Corporation would also maintain such Executive's participation in all benefit plans and programs (or provide equivalent benefits if such continued participation was not possible under the terms of such plans and programs) and pay him the full retirement benefits to which he would have been entitled had his employment not been terminated. An Executive whose employment has terminated would not be required to seek other employment in order to receive the defined benefits. The Agreements also provide that in the event an Executive's employment is terminated in connection with a Change of Control, triggering the payment of the above stated amounts, the Corporation shall make an additional gross-up payment to place the Executive in the same after-tax position as if no excise tax were imposed by the Internal Revenue Code.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
       Members of the Compensation Committee include Mr. William A. Griffith, who retired from the Corporation in 1987 as Chairman, President and Chief Executive Officer of the Corporation.

                               SECURITY OWNERSHIP

       The following table presents certain information regarding the number and percentage of the shares of Common Stock beneficially owned (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by each director of the Corporation and by all directors and officers as a group, as of February 15, 1994. On that date, all of such persons together beneficially owned an aggregate of less than 1% of the outstanding shares of the Common Stock. Except as otherwise indicated, the directors and officers have sole voting and investment power with respect to the shares beneficially owned by them.

                                                               Number of Shares
                                                                of Common Stock
                            Named Executive Officer,           and Nature of
                              Director or Nominee          Beneficial Ownership
                     ----------------------------------------------------------
                     Arthur Brown.........................           97,962 (1)
                     John E. Clute........................              300
                     Joe Coors, Jr. ......................              - -
                     Leland O. Erdahl.....................           35,631 (1)
                     William A. Griffith..................            1,006
                     Joseph T. Heatherly..................           10,461 (1)
                     Roger A. Kauffman....................           29,882 (1)
                     Charles L. McAlpine..................              500
                     Ralph R. Noyes.......................           29,500 (1)
                     Paul A. Redmond......................              300
                     Richard J. Stoehr....................            3,000
                     Michael B. White.....................            9,118 (1)
                     All present directors and executive
                     officers as a group (13 persons) ....          217,765 (2)

                     (1) Includes the following number of shares issuable upon the exercise by the following individuals of currently exercisable options: Mr. Brown, 82,000; Mr. Erdahl, 4,756; Mr. Heatherly, 8,500; Mr. Kauffman, 28,500; Mr. Noyes, 28,500, and Mr. White, 8,500.

                     (2) Includes 160,756 shares issuable upon the exercise of currently exercisable options.


                              APPROVAL OF AUDITORS

       Coopers & Lybrand, independent public accountants, have been selected by the Board of Directors as independent auditors for the Corporation for the fiscal year ending December 31, 1994, subject to approval by the shareholders. Coopers & Lybrand, or its predecessor firm, has served as independent auditors for the Corporation since 1964. This firm is experienced in the field of mining accounting and is well qualified to act in the capacity of auditors.
The selection of this firm was recommended to the Board of Directors by its Audit Committee, composed of Messrs. Coors, Erdahl and McAlpine, none of whom is an officer or employee of the Corporation. A representative of Coopers & Lybrand is expected to be present at the Annual Meeting to make a statement if he so desires and to be available to respond to questions of the shareholders.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SELECTION OF COOPERS & LYBRAND AS THE CORPORATION'S INDEPENDENT AUDITORS FOR 1994.

                    PROVISIONS OF THE CORPORATION'S BY-LAWS
             WITH RESPECT TO SHAREHOLDER PROPOSALS AND NOMINATIONS
                           FOR ELECTION AS DIRECTORS

       The Corporation's By-Laws establish procedures governing the eligibility of nominees for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders at an Annual Meeting. For nominations or other business to be properly brought before an Annual Meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the shareholder proposes to bring before the meeting, who has not otherwise complied with the rules and regulations of the Securities and Exchange Commission for the inclusion of a shareholder proposal in the Corporation's proxy materials, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made
(i) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner. The Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the By-Laws and, if any proposed nomination or business is not in compliance with the By-Laws, to declare that such defective proposal shall be disregarded.

                  SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING
       The Corporation will review shareholder proposals intended to be included in proxy material for the 1995 Annual Meeting of Shareholders which are received by the Corporation at its principal executive offices no later than November 30, 1994, subject to the By-Law provision discussed above. Such proposals must be submitted in writing and should be sent to the attention of the Secretary of the Corporation.

                                 ANNUAL REPORT
       The Corporation's Annual Report to Shareholders, including financial statements, for the year ended December 31, 1993 (the "Annual Report"), is being mailed to shareholders with this Proxy Statement. In addition, a shareholder of record may obtain a copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (the "Form 10-K"), without cost, upon written request to the Secretary of the Corporation. The Annual Report and the Form 10-K are not part of the proxy solicitation material for the Annual Meeting.


                                 OTHER BUSINESS
       As of the date of this Proxy Statement, the Board of Directors is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. However, should other business properly be brought before the Annual Meeting, the Proxies will be voted thereon in the discretion of the persons acting thereunder.

                                              By Order of the Board of Directors
                                              Michael B. White
                                              Secretary
March 28, 1994

                             HECLA MINING COMPANY
                              6500 Mineral Drive
                       Coeur d'Alene, Idaho  83814-8788


             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        ANNUAL MEETING OF SHAREHOLDERS
                                 May 6, 1994

THE BOARD OF DIRECTORS RECCOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES
             FOR DIRECTOR LISTED IN ITEM 1 AND "FOR" PROPOSAL 2.

     The undersigned, revoking any previous proxies, hereby appoints ARTHUR BROWN and MICHAEL B. WHITE, and each of them, proxies of the undersigned, with full power of substitution, to attend the Corporation's Annual Meeting of Shareholders on May 6, 1994, and any adjournment or adjournments thereof, and there to vote the undersigned's shares on the following matters as described in the Board of Directors' Proxy Statement for such Meeting, a copy of which has been received by the undersigned.

                                                           SEE REVERSE SIDE

/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE

THIS PROXY WILL BE VOTED AS SPECIFIED, IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES FOR DIRECTORS AND FOR THE ADOPTION OF PROPOSAL 2.

1. Election of Directors            FOR           WITHHELD
                                    / /             / /

   For, except vote withheld from the following nominee(s)

   --------------------------------------------------------

Nominees:

Arthur Brown
John E. Clute
Joe Coors, Jr.

2. PROPOSAL to approve the selection          FOR     AGAINST   ABSTAIN
of Coopers & Lybrand as the Independent       / /       / /       / /
Auditors of the Corporation for the
fiscal year ending December 31, 1994.

3. In their discretion on all other business that may properly come before the meeting or any adjournment or adjournments thereof.


PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.



SIGNATURE _________________________ DATE____________________________

The proxy must be signed exactly as your name or names appear on this card. Executors, administrators, trustees, partners, etc. should give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer(s), who should specify the title(s) of such officer(s).